Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

SECOND QUARTER 2013 RESULTS

White Plains, NY – August 1, 2013 – Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•	Net loss was $91.8 million, or $1.05 per share, which includes a $90.6 million (net of tax) non-cash goodwill impairment charge relating to APS Healthcare.
•	Revenues were $534 million.

Special Cash Dividend

On August 1, 2013, Universal American’s Board of Directors approved the payment of a special cash dividend of $1.60 per share, payable on August 19, 2013 to shareholders of record on August 12, 2013. As of August 1, 2013, there were approximately 88.8 million shares of common stock outstanding.

Stock Repurchase Program

The Board of Directors authorized the repurchase of up to $40 million of its outstanding common stock, which may occur from time to time as market conditions permit.

Results of Second Quarter 2013

We reported a net loss for the second quarter of 2013 of $91.8 million, or $1.05 per share. Adjusted net loss for the second quarter of 2013 was $1.4 million, or $0.02 per share, which excludes the following after-tax items:

•	$90.6 million, or $1.03 per share, of goodwill impairment relating to APS Healthcare;
•	$6.6 million, or $0.07 per share, of net realized investment gains; and
•	$6.4 million, or $0.07 per share, of ACO costs.

The Medicare Advantage results for the second quarter included $3.9 million, or $0.04 per share, after-tax, of unfavorable net prior period items.

Total revenues for the second quarter of 2013 were $534 million.

Six Months Ended June 30, 2013

We reported a net loss for the first half of 2013 of $77.9 million, or $0.89 per share. Adjusted net income for the first six months of 2013 was $15.8 million, or $0.18 per share, which excludes the following after-tax items:

•	$90.6 million, or $1.04 per share, of goodwill impairment relating to APS Healthcare;
•	$8.2 million, or $0.09 per share, of net realized investment gains;
•	$11.5 million, or $0.13 per share, of ACO costs; and
•	$0.2 million, or less than $0.01 per share of other non-recurring items.

The Medicare Advantage results for the first six months of 2013 included $10.4 million, or $0.12 per share, after-tax, of favorable net prior period items.

Total revenues for the first half of 2013 were approximately $1.1 billion.

Management Comments

Richard A. Barasch, Chairman and CEO commented, “This was a difficult quarter for Universal American but our prospects and enthusiasm for the future are undiminished. Clearly we saw unexpected pressure on our Medicare Advantage results but our core HMOs performed well and we are taking the appropriate steps to improve our results in the other parts of our Medicare Advantage business. It’s also important to note that our second quarter results were negatively affected by the beginning of sequestration and adverse prior period development.

“Taking a write down of the goodwill associated with APS Healthcare is a recognition that the deal has not worked out the way we had expected. Nevertheless, we remain excited about Medicaid and we are making considerable progress on both the risk and the fee for service businesses.

“Building on our successful Healthy Collaboration® model, we are enthusiastic about the prospects for our ACO business and are seeing early signs of success in many of the ACOs. These partnerships demonstrate our ongoing commitment to working in collaboration with physicians and the government to improve the quality of care and manage healthcare costs for the benefit of the Medicare program and its beneficiaries.

“Finally, even though parts of our business did not meet expectations, we have the financial wherewithal to return a significant amount of capital to our shareholders in a special dividend, while maintaining a solid capital base and sufficient liquidity to invest in the growth of our business.”

Medicare Advantage

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$394.9	$397.3	$824.9	$823.4

Operating Income	$0.0	$16.0	$38.6	$49.3

For the first six months of 2013, operating income declined compared to the same period in 2012 due to a higher Member Benefit Ratio (MBR), partially offset by lower administrative expenses.

In the first six months of 2013, our Medicare Advantage MBR was 84.1% as compared to 82.5% for the same period in 2012. Our results for the first half of 2013 included favorable net prior period items of $17.2 million, pre-tax, compared to favorable net prior period items of $11.6 million, pre-tax, in the first half of 2012. Excluding these prior period items, the MBR was 85.7% for the first half of 2013.

The administrative expense ratio in the first half of 2013 improved to 12.4% compared to 12.9% in the first half of 2012 largely driven by the execution of cost reduction initiatives.

The decline in operating income for the second quarter of 2013 as compared to the second quarter 2012 was attributable to a higher MBR, including unfavorable prior period development, partially offset by lower expenses.

In the second quarter of 2013, our reported Medicare Advantage MBR was 88.2% as compared to 83.9% for the same period in 2012. Our 2013 MBR included unfavorable net prior period items of $6.5 million, pre-tax, compared to favorable net prior period items of $2.3 million, pre-tax, in 2012. Excluding these prior period items, the MBR was 86.5% for the second quarter of 2013, including approximately 100 bps for the effect of sequestration.

The administrative expense ratio in the second quarter of 2013 improved to 13.0% compared to 13.5% in the second quarter of 2012.

Current Medicare Advantage membership is approximately 134,000.

Traditional Insurance

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$58.6	$66.7	$120.3	$136.8

Operating Income	$5.1	$5.4	$7.4	$9.8

Both revenues and operating income in our Traditional Insurance segment declined year-over-year for the three and six months ended June 30, 2013 due to the continued run-off of our legacy insurance products, which we stopped marketing and selling after June 1, 2012.

Corporate & Other

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$74.8	$78.9	$147.4	$108.4

Operating Loss	$(109.3)	$(14.2)	$(130.1)	$(26.1)

Our Corporate & Other segment includes start-up and operating costs associated with our ACO business, the operations of APS Healthcare since its acquisition on March 2, 2012, and the operations of our parent holding company, including debt service. Our segment operating loss for the three and six month periods ended June 30, 2013 increased year-over-year primarily due to a $91.7 million goodwill impairment charge related to APS Healthcare recorded in the second quarter of 2013 as well as an increase in our ACO costs and increased operating expenses.

Investment Portfolio

Universal American's $1.2 billion portfolio of cash and invested assets, as of June 30, 2013, had the following characteristics:

•	24% was invested in U.S. Government and agency securities;
•	The average credit quality of the longer term $1.1 billion fixed income portfolio is AA-, with 48% invested in securities rated AA or higher; and
•	Less than 1% of the portfolio was non-investment grade.

A complete listing of our fixed income investment portfolio as of June 30, 2013 is available for review in the financial supplement located in the Investors - Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of June 30, 2013, prior to the payment of the $1.60 special cash dividend ($142 million in the aggregate) which will be paid on August 19, 2013, Universal American’s Balance Sheet had the following characteristics:

•	Total cash and investments were $1.2 billion and total assets were $2.4 billion;
•	Total policyholder liabilities were $1.1 billion and total liabilities were $1.5 billion;
•	Stockholders’ equity was $0.9 billion and diluted book value per share was $10.37;
•	Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $7.61;
•	Unregulated cash of $166 million;
•	$125 million of bank debt; and
•	$40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income and including Universal American’s mandatorily redeemable preferred stock as debt was 15.3%.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Friday, August 2, 2013, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately 60 days following the call.

Prior to the conference call, Universal American will make available on its website a 2nd Quarter 2013 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 2nd Quarter 2013 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of those we serve and reduce healthcare costs. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

* * *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words "believe," "expect," "predict," "project," "potential," "estimate," "anticipate," "should," "intend," "may," "will," and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate. We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the "Risk Factors" section of our SEC reports and other risks includes, but is not limited to the following: the impact of the Contract Year 2014 Final Call Letter which will reduce Medicare Advantage payment rates for calendar year 2014 which may make it more difficult to maintain or grow our business; we are subject to extensive government regulation; CMS still considers the Company to be a high-risk sponsor and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we may experience membership losses or higher medical expenses in our Medicare Advantage business; reductions in funding for Medicare programs could materially reduce our profitability; we may invest significant capital and management attention in new business opportunities, including our ACOs and Medicaid opportunities, that may not be successful; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to improve our CMS Star ratings which may cause certain of our plans to be terminated or to receive less bonuses or rebates than our competitors; we may experience higher than expected medical loss ratios which could materially adversely affect our results of operations; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to participate in government programs such as Medicare and Medicaid; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; failure of the APS Healthcare business to retain existing contracts or enter into new contracts; problems may arise in successfully integrating the APS Healthcare business, which may result in Universal American not operating as effectively and efficiently as expected or failing to achieve the expected benefits of the transaction; Universal American may be unable to achieve cost-cutting synergies arising out of the transaction or it may take longer than expected to achieve those synergies; the APS Healthcare transaction may involve unexpected costs or unexpected liabilities; a substantial portion of APS Healthcare’s revenues are tied to short-term customer contracts which generally can be terminated without cause. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated Results	2013	2012	2013	2012

Net premiums and policyholder fees	$484.3	$489.1	$1,005.5	$985.7
Net investment income	9.5	10.5	19.4	21.8
Other income	30.1	41.1	59.7	58.0
Realized gains	10.1	1.4	12.6	8.3
Total revenues	534.0	542.1	1,097.2	1,073.8

Policyholder benefits	419.2	407.6	836.2	809.7
Change in deferred acquisition costs	2.2	0.7	6.0	1.9
Amortization of present value of future profits	2.2	2.2	4.5	3.6
Goodwill impairment charge	91.7	-	91.7	-
Commissions and general expenses, net of allowances	103.9	120.9	213.1	215.2
Total benefits and expenses	619.2	531.4	1,151.5	1,030.4

(Loss) income before equity in losses of unconsolidated subsidiaries	(85.2)	10.7	(54.3)	43.4

Equity in losses of unconsolidated subsidiaries	(8.9)	(2.1)	(17.2)	(2.1)

(Loss) income before income taxes	(94.1)	8.6	(71.5)	41.3

(Benefit from) provision for income taxes (1)	(2.3)	3.9	6.4	17.1

Net (Loss) income	$(91.8)	$4.7	$(77.9)	$24.2

Per Share Data (Diluted)
Net (loss) income	$(1.05)	$0.05	$(0.89)	$0.28

Diluted Weighted Avg. Shares Outstanding	87.5	87.6	87.4	85.8

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(Loss) Income before Income Taxes by Segment	2013	2012	2013	2012

Medicare Advantage	$0.0	$16.0	$38.6	$49.3
Traditional Insurance	5.1	5.4	7.4	9.8

Corporate & Other	(109.3)	(14.2)	(130.1)	(26.1)
Realized Gains	10.1	1.4	12.6	8.3

(Loss) income before income taxes	$(94.1)	$8.6	$(71.5)	$41.3
	Balance Sheet Data		June 30, 2013
	Total cash and investments		$ 1,150.3
	Total assets		$ 2,392.2
	Total policyholder related liabilities		$ 1,142.8
	Total reinsurance recoverable (ceded policyholder liabilities)		$ 655.7
	Outstanding bank debt		$ 124.9
	Mandatorily redeemable preferred shares		$ 40.0
	Total stockholders' equity		$ 921.5
	Diluted book value per common share		$ 10.37
	Diluted common shares outstanding at balance sheet date		88.9

	Non-GAAP Financial Measures *
	Total stockholders’ equity (excluding AOCI) *		$ 912.1
	Diluted book value per common share (excluding AOCI) * (2)		$ 10.26
	Diluted tangible book value per common share (excluding AOCI) * (3)		$ 7.61
	Debt to total capital ratio (excluding AOCI) * (4)		15.3%

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Adjusted net (loss) income (5)	$(1.4)	$8.2	$15.8	$29.3
Per share (diluted) – Adjusted net (loss) income	$(0.02)	$0.09	$0.18	$0.34

* Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1) The effective tax rate was 2.4% for the second quarter of 2013 compared to 45.6% for the second quarter of 2012. Permanent items, primarily relating to non-deductible goodwill impairment, executive compensation and non-deductible interest on the mandatorily redeemable preferred stock as well as foreign and state income taxes drove the variance in the effective rate compared with the 35% federal rate. The second quarter of 2013 and 2012 each included non-recurring tax benefits of $0.1 million. For the six months ended June 30, 2013, the effective tax rate was (8.9%) compared with 41.5% for the same period of 2012. Permanent items, relating to non-deductible goodwill impairment, executive compensation, APS Healthcare transaction costs and non-deductible interest on the mandatorily redeemable preferred stock as well as foreign and state income taxes drove the variance in the effective rate compared with the 35% federal rate. The six months ended June 30, 2013 and 2012 also included non-recurring tax benefits of $0.4 million and $0.1 million, respectively, primarily related to state income tax refunds.

(2) Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3) Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4) The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus the Mandatorily Redeemable Preferred Shares.

(5) Adjusted net (loss) income is calculated as net (loss) income excluding the following items on an after-tax basis: goodwill impairment, realized gains and losses, non-recurring tax benefits, ACO costs, APS Healthcare transaction costs and pre-Part D Transaction stock-based compensation expenses.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	June 30, 2013	December 31, 2012
Total stockholders’ equity	$921.5	$1,012.5
Less: Accumulated other comprehensive income	(9.4)	(29.1)

Total stockholders’ equity (excluding AOCI)	$912.1	$983.4

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	June 30, 2013	December 31, 2012
Total stockholders’ equity	$921.5	$1,012.5
Proceeds from assumed exercises of vested options	-	-
	$921.5	$1,012.5
Diluted common shares outstanding	88.9	88.3

Diluted book value per common share	$10.37	$11.47

Total stockholders’ equity (excluding AOCI)	$912.1	$983.4
Proceeds from assumed exercises of vested options	-	-
	$912.1	$983.4
Diluted common shares outstanding	88.9	88.3

Diluted book value per common share (excluding AOCI)	$10.26	$11.14

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Tangible Book Value per Common Share	June 30, 2013	December 31, 2012
Total stockholders’ equity (excluding AOCI)	$912.1	$983.4
Less: intangible assets [1]	(235.4)	(334.7)
Proceeds from assumed exercises of vested options	-	-
Total stockholders’ equity (excluding AOCI)	$676.7	$648.7
Diluted common shares outstanding	88.9	88.3
Tangible book value per common share	$7.61	$7.35

Universal American uses tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets on a per share basis.

1 Intangible assets at June 30, 2013 include goodwill ($150.5 million), deferred acquisition costs, net of taxes ($62.8 million) and amortizing intangible assets, net of taxes ($22.1 million). Intangible assets at December 31, 2012 include goodwill ($242.9 million), deferred acquisition costs, net of taxes ($66.8 million) and amortizing intangible assets, net of taxes ($25.0 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	June 30, 2013	December 31, 2012
Outstanding bank debt	$124.9	$132.0
Mandatorily redeemable preferred shares	40.0	40.0
Total outstanding debt	$164.9	$172.0

Total stockholders’ equity	$921.5	$1,012.5
Outstanding bank debt	124.9	132.0
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$1,086.4	$1,184.5

Debt to total capital ratio	15.2%	14.5%

Total stockholders’ equity (excluding AOCI)	$912.1	$983.4
Total outstanding bank debt	124.9	132.0
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$1,077.0	$1,155.4

Debt to total capital ratio (excluding AOCI)	15.3%	14.9%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net (Loss) Income ($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net (loss) income	$(91.8)	$4.7	$(77.9)	$24.2
Goodwill impairment, after-tax	90.6	-	90.6	-
Net realized gains, after-tax	(6.6)	(0.9)	(8.2)	(5.4)
ACO start-up, after-tax	6.4	3.6	11.5	6.3
Non-recurring tax benefit	(0.1)	(0.1)	(0.4)	(0.1)
Other non-recurring items, after-tax	0.1	0.9	0.2	4.3
Adjusted net (loss) income	$(1.4)	$8.2	$15.8	$29.3

Per share (diluted):
Net (loss) income	$(1.05)	$0.05	$(0.89)	$0.28
Goodwill impairment, after-tax	1.03	-	1.04	-
Net realized gains, after-tax	(0.07)	(0.01)	(0.09)	(0.06)
ACO start-up, after-tax	0.07	0.04	0.13	0.07
Non-recurring tax benefit	-	-	(0.01)	-
Other non-recurring items, after-tax	-	0.01	-	0.05
Adjusted net (loss) income	$(0.02)	$0.09	$0.18	$0.34

Universal American uses adjusted net (loss) income, calculated as net (loss) income excluding after-tax goodwill impairment, net realized investment gains, non-recurring tax benefits, ACO costs, APS Healthcare transaction costs and pre-Part D transaction stock based compensation expenses as a basis for evaluating operating results. Although the excluded items may recur, we believe that these items do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

#### #### ####

CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609
Fred Buonocore (212) 836-9607